Exhibit 99.1

    NEWS RELEASE

HECLA ADJUSTS 2005 ESTIMATES

FOR IMMEDIATE RELEASE
October 26, 2005

        COEUR D’ALENE, IDAHO — Due to rising fuel, steel and cement expenses at most operations, as well as lower ore grade, higher labor costs and a stronger Venezuelan currency impacting its La Camorra gold mine, Hecla Mining Company (NYSE:HL) today announced it is revising its 2005 estimated production and cash costs per ounce.

        Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr., said, “Hecla continues to be a very low-cost North American primary silver producer relative to others, but on the gold side of our business our costs have risen.” Baker explained, “We have encountered three issues that have affected our production and costs at our gold operations in Venezuela: a stronger Venezuelan currency, a work slowdown initiated by a new union and lower tonnages and grades. We anticipate that as long as oil prices stay high, the Venezuelan currency will continue to remain relatively strong versus the U.S. dollar. Workforce productivity is improving and is expected to reach target levels in the coming quarters. Grades and tonnages are also improving.”

        Hecla’s new estimate of total gold production for 2005 is approximately 145,000 ounces, with about 105,000 ounces of gold coming from the Venezuelan operations. Earlier estimates had placed 2005 production at a company-wide total of 170,000 ounces of gold. The average total cash cost for the year is anticipated to be in the range of $290 to $300 per ounce.

        Silver production estimates have not changed significantly, with anticipated 2005 production near 6.3 million ounces, or 200,000 ounces less than expected. Although Hecla’s average total cash costs per ounce for silver remain low, the lower production and higher fuel, steel and cement costs have had an impact, prompting an average total cash cost projection in the range of $3.10 to $3.30 per ounce for 2005. Baker said, “Our silver properties have been operating well, despite significant increases in supply costs. Greens Creek is dependent upon diesel fuel for much of its power. In addition, both Lucky Friday and Greens Creek use steel bolts and cement for underground support, and those expenses have also gone up. Increasing supplies costs is not a new story, but they do have an effect on us, like everyone else. While Hecla remains a low-cost silver producer relative to other producers, we have seen our costs rise due to those factors.”

        In addition to the issues above, overall quarterly financial results scheduled for release on November 8 will be impacted by Hecla’s aggressive 2005 exploration program. Baker said, “All of our properties have excellent prospects, so we’re spending a great deal of money this year on a major exploration and predevelopment effort, which is all expensed. The plan is that within the next year or two, this emphasis would result in increased reserves and resources for the company, from which we can then grow our production. In the meantime, we continue to look for the right opportunities to grow through acquisitions.”

        Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 114-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

        Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact: Vicki Veltkamp, vice president — investor and public relations, 208/769-4144 Hecla’s Home Page can be accessed on the Internet at: http://www.hecla-mining.com